Exhibit 99.1

HSN, Inc. Appoints Jeffrey Kuster as President of Cornerstone

Kuster to Lead Cornerstone’s Portfolio of Seven Home and Apparel Lifestyle Brands

St. Petersburg, FL – December 1st, 2014 – Interactive multichannel retailer HSN, Inc. (NASDAQ: HSNI) today named Jeffrey Kuster as President of Cornerstone and Executive Officer of HSNi. Mr. Kuster will report directly to HSNi CEO Mindy Grossman.

Mr. Kuster, 48, has held various leadership positions in the apparel, fashion and retail industries, most recently as Executive Vice President, Chief Marketing and Strategy Officer for Berkshire Hathaway’s Fruit of the Loom.

“Jeff is joining HSNi at an exciting time in our company’s history,” said Mindy Grossman, Chief Executive Officer, HSNi. “His background and experience in digital commerce, strategic growth initiatives and lifestyle brand development will contribute to the continued growth and development of our overall business. We welcome and look forward to his contributions.”

In his new role as President of Cornerstone Brands, Mr. Kuster will assume responsibility for HSNi’s portfolio of aspirational home and apparel lifestyle brands that include Frontgate, Ballard Designs, Garnet Hill, Grandin Road, Chasing Fireflies, Improvements, and TravelSmith. He will lead the strategic vision, drive growth and expand Cornerstone’s digital presence to continue to increase customer acquisition and overall profitability.

Cornerstone is an interactive, direct-to-consumer business that distributes more than 320 million catalogs annually, and operates eight unique ecommerce sites and 11 retail stores. Digital sales penetration at Cornerstone today represents 68% of its business, while mobile grew 20% in Q3 and now represents 15% of the division’s total annual sales.

“Jeff’s deep knowledge and proven track record in the consumer lifestyle and retail industries will play a pivotal role as we continue to enhance our customer experience and expand our brands’ presence across a wide range of retail platforms,” said Mrs. Grossman. “We look to him to build on the success Cornerstone has enjoyed in digital, and to continue to deliver unique products and experiences to our customers.”

Mr. Kuster has held various leadership positions in apparel, fashion and retail most recently at Berkshire Hathaway’s Fruit of the Loom, as the Executive Vice President, Chief Marketing and

Strategy Officer. In this role, Mr. Kuster developed and implemented a corporate transformation strategy, driving change from manufacturing heritage to a consumer-centric and brand-driven culture. He managed a portfolio of iconic brands including Fruit of the Loom, Vanity Fair, Spalding, and Russell Athletic. In particular, he had marketing and merchandising responsibility for Fruit of the Loom and Vanity Fair, and led strategy for the corporation.

“I have long admired what Mindy Grossman and her team have accomplished at HSNi at a time when traditional retailing has undergone an extraordinary transformation,” said Jeffrey Kuster, President of Cornerstone. “I look forward to helping accelerate the company’s proven strategy of leveraging the power of direct-to-consumer reach, while developing unique content and immersive customer experiences that grow and optimize digital sales platforms to better engage Cornerstone’s community of customers.”

Prior to this role, Mr. Kuster held a number of positions of increasing responsibility in Europe, where he was based for eight years. Mr. Kuster served as the company’s CEO for EMEA and India, which followed four years as President of Vanity Fair Brands Europe. Fluent in French and Spanish, Mr. Kuster brings global experience and perspective to his new role. He joined VF Corporation in 2001 after four years at McKinsey & Company. From 1988 to 1995, he served at the World Bank, Doctors without Borders, the Bureau of Labor Statistic and The Peace Corps.

Mr. Kuster holds a B.A. in Economics and International Relations from Beloit College, and an MBA and MPP from the University of Chicago’s Graduate School of Business and the Harris School of Public Policy Studies, respectively. He, his wife and two sons will relocate from Nashville, TN to St. Petersburg, FL where HSN, Inc. is headquartered.

About HSN, Inc.:

HSN, Inc. (NASDAQ: HSNI) is a $3.4 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches 96 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes approximately 320 million catalogs annually, operates eight separate digital sales sites and operates 11 retail and outlet stores.

Contact:

Gigi Ganatra Duff (Media)

727-872-4808

gigi.ganatraduff@hsn.net